CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No.1 to this Registration Statement on Form N-14 of our report dated December 21, 2015, relating to the financial statements and financial highlights of ALPS | Westport Resources Hedged High Income Fund, a series of Financial Investors Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015, and to the reference to us under the heading “Auditor” in the Proxy Statement and Prospectus, and to the references to us under the headings “Financial Highlights” in the Prospectus dated February 28, 2016, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated February 28, 2016, which are incorporated by reference and a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
May 24, 2016